Exhibit 23.2

December 10, 2010

PowerShares DB US Dollar Index Trust

c/o DB Commodity Services LLC

60 Wall Street

New York, New York 10005

Re:    PowerShares DB US Dollar Index Trust

Ladies and Gentlemen:

Reference is made to the Post-Effective Amendment No. 2 to Form S-3 on Registration Statement (the “Registration Statement”) as filed with the United States Securities and Exchange Commission (the “SEC”) on or about December 10, 2010 by PowerShares DB US Dollar Index Trust. In connection with the foregoing, we hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

EAM/JWP